Exhibit 10.2
No. ###Grant_ID###

SECOND AMENDED AND RESTATED
2022 NEXTRACKER INC. EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT – DIRECTOR AWARD

This Restricted Stock Unit Award Agreement (the “Agreement” or this “Agreement”) is made and entered into as of the Grant Date (as defined below) (the “Effective Date”) by and between Nextracker Inc., a Delaware corporation and any successor entity of Nextracker Inc. (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Plan”). The Participant understands and agrees that this Restricted Stock Unit Award (the “RSU Award”) is granted subject to and in accordance with the express terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement. The Participant acknowledges receipt of a copy of the Plan. A copy of the Plan and the official prospectus for the Plan are available at the offices of the Company and the Participant hereby agrees that the Plan has been delivered to the Participant, and the official prospectus for the Plan is available, and deemed delivered, to the Participant.

Participant:    ###PARTICIPANT_NAME###

RSU Award:    ###NUMBER###

Grant Date:    ###GRANT_DATE###

Vesting Criteria:     The shares of Common Stock underlying this RSU award shall vest on the last business day immediately preceding the date of the Company’s first annual meeting of stockholders following the Grant Date, provided that the Director continues to provide services to the Company as a Director through such date (subject to Sections 1.1(c) and 1.1(d) below) (such vesting condition, the “Service Condition”).

1.Grant of RSU Award.

1.1Grant of RSU Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant an RSU Award for the number of RSUs set forth above under “RSU Award,” it being understood that, pursuant to the Plan, each such RSU shall relate to a single share of Common Stock.

(a)Vesting Criteria. The RSU Award shall vest, and the applicable number of shares of Common Stock shall be issuable and/or deliverable to the Participant, according to the vesting criteria set forth above (the “Vesting Criteria”). RSUs that vest and are issuable and/or deliverable hereunder as shares of Common Stock pursuant to the Vesting Criteria are “Vested RSUs.”

(b)Termination of Service. Subject to Section 1.1(c) and (d) below, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of (i) the date of the Participant’s Termination of Service (as defined in the Plan) to the extent such termination occurs prior to satisfaction of the Vesting Criteria, or (ii) the date when all the shares of Common Stock that are subject to the RSU Award have been issued and/or delivered, or forfeited.

(c)Termination of Service due to Death or Disability. Notwithstanding anything in this Agreement to the contrary, if the Participant incurs a Termination of Service due to death or Disability (an “Intervening Termination”), then (i) the RSU Award and all rights and obligations hereunder will not terminate as a result of such Termination of Service, and (ii) the Service Condition with respect to the RSU Award shall be deemed to be satisfied as of the date of such Intervening Termination.

    For purposes of this Agreement, “Disability” shall mean inability of the Participant to perform in all material respects his or her duties and responsibilities as a Director of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (x) for a period of six consecutive months or (y) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

(d)Change of Control. Notwithstanding any provision herein to the contrary, in the event of a Change of Control, the Service Condition with respect to the RSU Award shall be deemed to be satisfied immediately prior to such Change of Control.

(e)Issuance of Shares of Common Stock. The Company shall issue and/or deliver the number of shares of Common Stock equal to the number of Vested RSUs as soon as administratively practicable following the occurrence of the applicable date on which the applicable RSUs have vested (as Vested RSUs) pursuant to the Vesting Criteria as applicable. The Company shall have no obligation to issue, and the Participant will have no right or title to, any shares of Common Stock and no such shares of Common Stock will be issued and/or delivered to the Participant, until satisfaction of the Vesting Criteria.

(f)No Obligation to Continue Service. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in service to the Company or any Parent, Subsidiary, or Affiliate (each, a “Company Group Member”), or limit in any way the right of the Company Group Members to terminate the Participant’s service relationship at any time, with or without cause.

(g)Nontransferability of RSU Award. None of the Participant’s rights under this Agreement or under the RSU Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant, if based in the U.S., may transfer or assign the RSU Award, (i) through a domestic relations order (and not in a transfer for value), (ii) to the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish, or (iii) as may otherwise be allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.

(h)Privileges of Common Stock Ownership. The Participant shall not have any of the rights of a stockholder until the applicable shares of Common Stock are issued and/or delivered after the applicable vesting date and the Participant has made appropriate provision for any Tax-Related Items that may arise in accordance with Section 6 below. The Participant shall have no beneficial ownership in the shares of Common Stock until they are issued and/or delivered in accordance with this Section 1.1(g).

(i)Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the RSU Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

1.2Title to Shares of Common Stock. Title to the applicable shares of Common Stock, once issued and/or delivered, will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies the Committee of an alternative designation in compliance with the terms of this Agreement, the Plan and applicable laws.

2.Delivery.

2.1Deliveries by the Participant. The Participant hereby delivers to the Company this Agreement.

2.2Deliveries by the Company. The Company will issue such documentation as shall be necessary or appropriate to effect the evidencing of the issuance and/or delivery of the applicable shares of Common Stock in the name specified in Section 1.2 above (the “Stock Transfer”) as soon as administratively practicable following the occurrence of the applicable date on which the applicable RSUs become Vested RSUs; provided that the Participant has timely delivered and executed this Agreement and such other documentation as shall be necessary or appropriate to effect the Stock Transfer to the Participant.

3.Compliance with Laws and Regulations. The issuance and/or delivery of the applicable shares of Common Stock to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any applicable laws and any stock exchange or automated quotation system on which the Common Stock may be listed at the time of such issuance or delivery.

4.Rights as a Stockholder. Subject to the terms and conditions of this Agreement and the Plan, the Participant will have all of the rights of a stockholder of the Company with respect to the applicable shares of Common Stock which have been issued and/or delivered to the Participant until such time as the Participant disposes of such shares of Common Stock. For the avoidance of doubt, the Participant shall not have any rights as a stockholder (including with respect to voting or dividends) with respect to the shares of Common Stock underlying the RSUs unless and until such time as the shares of Common Stock underlying the RSUs have been issued and/or delivered to the Participant.

5.Transfer Requirements; Etc.

5.1Transfer Requirements. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement and the Plan, (i) the Board may impose administrative requirements relating to the transfer of any shares of Common Stock issued and/or deliverable hereunder, and (ii) as and when applicable, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.

5.2Refusal to Recognize Issuance. The Company will not be required (i) to register in its books any shares of Common Stock that have been sold, transferred or otherwise issued and/or delivered in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such shares of Common Stock, or to accord the right to vote or pay distributions to any Participant or other transferee to whom such shares of Common Stock have been so transferred.

6.Taxes and Disposition of Shares of Common Stock.

6.1Tax Obligations. Regardless of any action a Company Group Member takes with respect to any or all international, federal, state, local, foreign or other income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or the Company Group Members (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including but not limited to, the grant, vesting issuance and/or delivery of the applicable shares of Common Stock underlying the RSU Award, the subsequent sale or transfer of any such shares of Common Stock acquired upon vesting of the RSUs and the receipt of any dividends thereunder; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Company Group Members may be required to account for Tax-Related Items in more than one jurisdiction. Notwithstanding the provisions of this Section 6.1, the Participant agrees to indemnify the Company and relevant Subsidiaries, and hold the Company and each relevant Subsidiary harmless against and free from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the RSU Award and/or the vesting, issuance or delivery of any shares of Common Stock.

6.2Disposition of Shares of Common Stock. The Participant hereby agrees that he or she shall make no disposition of any shares of Common Stock issuable and/or deliverable hereunder (other than as permitted by this Agreement and the Plan) unless and until the Participant shall have complied with all requirements of this Agreement and the Plan applicable to the disposition thereof.

7.Nature of Grant. In accepting the RSU Award, the Participant acknowledges and agrees that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Committee at any time;

(b)the grant of the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSU awards, even if RSU awards have been granted repeatedly in the past;

(c)all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Committee;

(d)the Participant’s participation in the Plan is voluntary; and

(e)the future value of the shares of Common Stock underlying the RSU Award is unknown and cannot be predicted with certainty;

(f)the Participant’s participation in the Plan shall not create a right to further engagement with the Company or the Company Group Members and shall not interfere with the ability of the Company or the Company Group Members to terminate the Participant’s service relationship at any time;

(g)this RSU Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Company Group Member and that is outside the scope of the Participant’s service contract, if any;

(h)no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSU Award resulting from the Participant’s Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the RSU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against a Company Group Member, waives the Participant’s ability, if any, to bring any such claim, and releases each such Company Group Member from any such claim; and

(i)if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of any shares of Common Stock acquired upon vesting of the RSU Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.Data Privacy. In connection with the RSU Award and the Participant’s participation in the Plan, the Company Group or the Company Group Members, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent, is defined under applicable laws or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Company Group or any of the Company Group Members, their respective third-party service providers or others acting on the Company Group’s or any of the Company Group Members’ behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, date of birth, social security number or other identification number, tax number, salary, nationality, job title, home address, telephone number and other contact information, any shares of Common Stock or directorships held in the Company and details of all RSU Awards or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor.

The Company Group or the Company Group Members may collect, use, store, transfer and otherwise process such personal data for all purposes relating to this Agreement or the operation and performance of the RSU Award or the Plan, including but not limited to:

(a)implementing, administering, managing and maintaining Participant records;

(b)providing the services described in the RSU Award or the Plan;

(c)providing information to future purchasers or merger partners of the Company Group or any of Company Group Members, or the business in which such Participant works; and

(d)responding to public authorities, court orders and legal investigations and complying with law, as applicable.

Depending on the jurisdiction in which the Participant lives, the legal basis for collecting, using, storing, transferring and otherwise processing the Participant’s personal data in connection with this Agreement or the RSU Award or the Plan may be the Participant’s consent, necessity for the performance of a contract with the Participant, or the legitimate interests of the Company Group or the applicable Company Group Member. Where the jurisdiction applicable to the Participant recognizes consent as a valid legal basis for the processing of the Participant’s personal data as described herein, the Participant hereby explicitly and unambiguously consents to the collection, use, storage, transfer and other processing, in electronic or other form, by the Company Group or any of the Company Group Members (or any of their respective third-party service providers or others acting on the Company Group’s or any of the Company Group Members’ behalf) of the Participant’s personal data as described in this Agreement for all purposes relating to this Agreement or the operation and performance of the RSU Award or the Plan, including, but not limited to, the purposes listed above. With respect to any applicable jurisdiction that requires determination of the legal basis for processing but does not recognize consent as a valid legal basis for the processing described herein, such processing shall be conducted on the basis of necessity for the performance of a contract with the Participant or the legitimate interests of the Company Group or the applicable Company Group Member.

The Participant is not required to supply any of the personal data that the Company Group or the Company Group Members may request. However, failure to do so may affect the Participant’s ability to participate in the RSU Award or the Plan or the Company Group’s or the Company Group Members’ ability to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the RSU Award or the Plan.

The Company Group or the Company Group Members may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third-party administrators of the RSU Award or the Plan, (vi) third-party service providers acting on the Company Group’s or any of the Company Group Members’ behalf to provide the services described above, (vii) future purchasers or merger partners (as described above) or (viii) regulators and others, as required by law or in order to provide the services described in the RSU Award or the Plan.

If necessary, the Company Group or the Company Group Members may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 9 (including to request access to the information included in this Section 9 in an alternative format) may be directed to, the Company’s Legal Department (legal@nextracker.com). The terms set forth in this Section 9 are supplementary to the terms set forth in any employee privacy notice or other privacy policy that may be made available by the Company Group or the applicable Company Group Member to the Participant (as applicable, and as updated from time to time by the Company Group or the applicable Company Group Member upon notice to the Participant); provided that, in the event of any conflict between the terms of this Section 9 and the terms of any such notice or policy, the terms of this Section 9 shall govern and control in relation to the processing of such personal data in connection with this Agreement or the RSU Award or the Plan.

The Company Group and the Company Group Members will keep personal data collected or otherwise processed in connection with this Agreement or the RSU Award or the Plan for as long as necessary to operate the RSU Award and the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company Group’s and the Company Group Members’ backup and archival policies and procedures.

Certain Participants may have a right to (1) request access to and rectification or erasure of the personal data provided or otherwise obtained, (2) request the restriction of the processing of his or her personal data, (3) object to the processing of his or her personal data, (4) receive the personal data provided to the Company Group or the Company Group Members and transmit such data to another party, (5) request a list with the names and addresses of any potential recipients of his or her personal data by contacting the Company’s Legal Department at the email address listed above, (6) lodge a complaint with a supervisory authority and (7) not be discriminated against for exercising his or her rights hereunder. However, the Participant’s exercise of any of the foregoing rights may affect the Participant’s ability to participate in the RSU Award or the Plan or the Company Group’s or the Company Group Members’ ability to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the RSU Award or the Plan. The Company Group and the Company Group Members do not sell personal data collected or otherwise processed in connection with this Agreement or the RSU Award or the Plan to any third party and do not share such personal data with any third party for purposes of cross-context behavioral advertising. This Section 9, and the practices described herein, applies equally to the Company Group’s and the Company Group Members’ collection, use, disclosure and other processing of “sensitive” personal data, such as social security numbers and financial account information. The Company Group and the Company Group Members do not use or otherwise process personal data collected or otherwise processed in connection with this Agreement or the RSU Award or the Plan, including “sensitive” personal data, for purposes of automated decision-making, including profiling.

10.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and the Plan, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

11.Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the RSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state of Delaware and agree that such litigation shall be conducted only in the applicable federal courts for the state of Delaware, or if the issue cannot be adjudicated by federal courts, then the state courts of the state of Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

12.Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Chief Human Resources Officer of the Company at its corporate offices at 6200 Paseo Padre Parkway, Fremont, CA 94555. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.

13.Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.

14.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of the RSU Award will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Company makes no representation or covenant to ensure that this RSU Award is (or that RSU awards generally are) intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.Acknowledgements. The Participant acknowledges that the Participant has carefully read this Agreement and consulted with legal counsel of the Participant’s choosing regarding its contents or has voluntarily and knowingly forgone such consultation, has given careful consideration to the restraints imposed upon the Participant by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company Group Members. The Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.

19.Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NEXTRACKER INC.	PARTICIPANT

By:	By:

Name:		Name:

Title:		Address: